As filed with the Securities and Exchange Commission on April 29, 2011
Registration No. 333-165674

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RC2 CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	36-4088307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1111 West 22nd Street
Oak Brook, Illinois 60523
(630) 573-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curtis W. Stoelting
Chief Executive Officer
RC2 Corporation
1111 West 22nd Street
Oak Brook, Illinois 60523
(630) 573-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard C. Witzel, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive, Suite 3500
Chicago, IL 60606
Telecopier: (312) 407-0411
Approximate date of commencement of proposed sale to the public: Not applicable

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (File No. 333-165674) (the “Registration Statement”), of RC2 Corporation, a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission on March 24, 2010. The Registration Statement was a $100,000,000 universal shelf offering registration statement, covering common stock, debt securities, warrants, purchase contracts, rights and units.
     On April 29, 2011, pursuant to that certain Agreement and Plan of Merger, dated March 10, 2011 (the “Merger Agreement”), among Tomy Company, Ltd., a company organized under the laws of Japan (“Parent”), Galaxy Dream Corporation, a Delaware corporation and wholly owned indirect subsidiary of Parent, and RC2 Corporation (the “Company”), the Company became a wholly owned indirect subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.
     No securities were sold pursuant to the Registration Statement and this Post-Effective Amendment No. 1 is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement and to terminate the effectiveness of the Registration Statement.
[Signature Page Follows]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 29th day of April, 2011.

RC2 CORPORATION
By:	/s/ Curtis W. Stoelting
Curtis W. Stoelting
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis W. Stoelting	Chief Executive Officer	April 29, 2011
Curtis W. Stoelting	(Principal Executive Officer)

/s/ Peter A. Nicholson	Chief Financial Officer and Secretary	April 29, 2011
Peter A. Nicholson	(Principal Financial and Accounting Officer)

/s/ Kantaro Tomiyama	Director	April 29, 2011
Kantaro Tomiyama

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